EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of December 10, 2009

among

BERKADIA COMMERCIAL MORTGAGE LLC

as the Borrower,

and

BH FINANCE LLC

as the Lender

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	11
1.03	Accounting Terms	12
1.04	Times of Day	12
ARTICLE II.	THE COMMITMENT AND LOANS	12
2.01	Loans	12
2.02	Loans and Loan Notices	12
2.03	Prepayments	13
2.04	Repayment of Loans	13
2.05	Interest	14
2.06	Computation of Interest	14
2.07	Evidence of Debt	14
2.08	Payments Generally; Lender’s Clawback	15
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	15
3.01	Taxes	15
ARTICLE IV.	CONDITIONS PRECEDENT TO LOANS	16
4.01	Conditions of Effectiveness	16
4.02	Conditions to All Loans	17
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	17
5.01	Existence, Qualification and Power; Compliance with Laws	17
5.02	Authorization; No Contravention	17
5.03	Governmental Authorization; Other Consents	18
5.04	Binding Effect	18
5.05	Liens	18
5.06	Margin Regulations; Investment Company Act	18
5.07	Collateral Documents	18
5.08	Solvency	18
ARTICLE VI.	AFFIRMATIVE COVENANTS	18
6.01	Financial Statements	19

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Page

6.02	Payment of Obligations	19
6.03	Preservation of Existence, Etc	19
6.04	Compliance with Laws	19
6.05	Books and Records	19
6.06	Use of Proceeds	19
6.07	Covenant to Guarantee Obligations and Give Security	20
6.08	Further Assurances	21
ARTICLE VII.	NEGATIVE COVENANTS	21
7.01	Liens	21
7.02	Indebtedness	21
7.03	Fundamental Changes	21
7.04	Dispositions	21
7.05	Change in Nature of Business	22
7.06	Use of Proceeds	22
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	22
8.01	Events of Default	22
8.02	Remedies upon Event of Default	24
8.03	Application of Funds	24
ARTICLE IX.	MISCELLANEOUS	25
9.01	Amendments, Etc	25
9.02	Notices; Effectiveness; Electronic Communication	25
9.03	No Waiver; Cumulative Remedies	26
9.04	Expenses; Indemnity; Damage Waiver	26
9.05	Payments Set Aside	27
9.06	Successors and Assigns	27
9.07	Right of Setoff	28
9.08	Interest Rate Limitation	28
9.09	Counterparts; Integration; Effectiveness	28
9.10	Survival of Representations and Warranties	29
9.11	Severability	29
9.12	Governing Law; Jurisdiction; Etc	29
9.13	Waiver of Jury Trial	30

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Page

SIGNATURES	S-1

EXHIBITS

Form of

A	Loan Notice
B	Guaranty
C	Security Agreement
D	Subsidiary Guaranty

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 10, 2009 between BERKADIA COMMERCIAL MORTGAGE LLC, a Delaware limited liability company (the “Borrower”), and BH FINANCE LLC, a Nebraska limited liability company (the “Lender”).

The Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“APA” means that certain Asset Put Agreement, dated September 2, 2009, by and among the Borrower (f/k/a Berkadia III, LLC), Capmark Financial Group, Inc., Capmark Finance Inc. and Capmark Capital Inc., and solely with respect to specified Sections thereof, Berkshire Hathaway Inc. and Leucadia National Corporation.

“Applicable Rate” means, as of any date of determination, an interest rate per annum equal to the greater of (i) 2.0%, and (ii) the sum of (a) the three-month LIBOR (as reported two (2) Business Days prior to such date of determination on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate as determined by the Lender from time to time)) for London interbank offered rates for U.S. Dollar deposits and (b) 25 basis points; provided, however, that, if the Lender is unable to obtain the three-month LIBOR as specified herein, then the Applicable Rate shall be 2.0%.

“Availability Period” means the period from and including the Effective Date to the earlier of (a) the Maturity Date, and (b) the date of termination of the Commitment of the Lender to make Loans pursuant to Section 8.02.

“Bankruptcy Court Order” has the meaning given to such term in the APA.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the Laws of, or are in fact closed in, the States of New York and Nebraska.

“Change of Control” means an event or series of events by which (a) the holders of the equity securities of the Guarantor immediately prior to such event or events would hold less than 50% of the equity securities of the Guarantor and less than 50% of the voting power of the surviving or resulting entity immediately after such event events; or (b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a Controlling influence over the management or policies of the Guarantor, or Control over the equity securities of the Guarantor entitled to vote for members of the management committee or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities; provided, however, that neither of the foregoing shall constitute a Change of Control so long as Ian M. Cumming and Joseph S. Steinberg beneficially own, individually or in the aggregate, not less than 10% of the outstanding common Equity Interests of the Guarantor.

“Closing” has the meaning given to such term in the APA.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each of collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Sections 6.07 and 6.08, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Secured Parties.

“Commitment” means the Lender’s agreement to make Loans to the Borrower pursuant to Section 2.01 on the terms and conditions set forth in this Agreement, in an aggregate principal amount at any time outstanding not to exceed One Billion Dollars ($1,000,000,000).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rear-

rangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, passage of time or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate plus 2% per annum.

 “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“DUS Program” means the Delegated Underwriting and Servicing Program of Fannie Mae in which the Borrower participates.

“Dynex Fannie Mae Note” has the meaning given to such term in the APA.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived by the Lender.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable with such Person for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code); provided, however, that none of Berkshire Hathaway Inc. and its Affiliates or Leucadia National Corporation and its Affiliates, in each case other than the Borrower and the Borrower’s Subsidiaries, shall be deemed to be ERISA Affiliates for purposes of this Agreement.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;

(d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” means an event specified as such in Section 8.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, taxes imposed on or measured by its overall net income (however denominated) by the United States of America (or any political subdivision thereof).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Account” means an account designated by the Borrower by written notice to the Lender, including pursuant to a Loan Notice (which may be changed by Borrower by providing the Lender with a new written notice).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial per-

formance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Leucadia National Corporation.

“Guaranty” means the Guaranty made by the Guarantor in favor of the Lender substantially in the form of Exhibit B.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business);

(d)           indebtedness or other obligations of a third party (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness or other obligations shall have been assumed by such Person or is limited in recourse, but limited to the fair market value of such property;

(e)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(f)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited partnership or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Interest Payment Date” means the first Business Day of each April, July, October and January.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower made pursuant to Article II.

“Loan Documents” means this Agreement, each Note, the Security Agreement, the Guaranty, the Subsidiary Guaranty and each other Collateral Document.

“Loan Notice” means a notice requesting a Loan, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or such other form as may be agreed between the Borrower and the Lender.

“Loan Parties” means, collectively, the Borrower, the Guarantor and the Subsidiary Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries (taken as a whole); (b) a material impairment of the rights and remedies of the Lender under any Loan Document or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means December 10, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Mortgage Business” has the meaning given to such term in the APA, and includes business of a type that is similar, complementary or reasonably related to, the Mortgage Business, and reasonable extensions thereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by the Borrower in favor of the Lender or its assigns evidencing Loans made by the Lender, in form and substance reasonably satisfactory to the Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Loans outstanding at any time, the aggregate outstanding principal amount thereof after giving effect to any borrowing of Loans occurring on such date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Indebtedness” means:

(a)           the Obligations under the Loan Documents;

(b)           All of Borrower's obligations to Fannie Mae under the DUS Program;

(c)           Guarantee obligations incurred by the Borrower in respect of Indebtedness of any other Loan Party that is otherwise permitted by Section 7.02 (other than clause (a) above);

(d)           capital lease obligations and purchase money Indebtedness incurred by the Borrower to finance the acquisition of fixed assets, together with any Permitted Refinancing of any Indebtedness permitted by this clause (d); provided, however, that the aggregate outstanding principal amount of all such capital lease obligations and purchase money Indebtedness shall not exceed $10,000,000 at any time;

(e)           Indebtedness arising from intercompany loans owing to any Loan Party;

(f)           Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(g)           Obligations under Interest Rate Contracts entered into in the ordinary course of business;

(h)           the Dynex Fannie Mae Note and any Permitted Refinancings thereof; and

(i)           unsecured Indebtedness not otherwise permitted by the foregoing paragraphs (a) through (h); provided, however, that the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $20,000,000 at any time.

“Permitted Liens” means:

(a)           Liens pursuant to any Loan Document;

(b)           All Liens granted by the Borrower in favor of Fannie Mae pursuant to the DUS Program;

(c)           Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty not yet due or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance, and to the extent required by, with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (i) arising in the ordinary course of business which are not overdue for a period of more than 60 days, or (ii) which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(i)           Liens securing writs of attachments or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and other account arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(k)           Liens in favor of lessors securing operating leases;

(l)           purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a capital lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 7.02 and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such capital lease;

(m)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases; and

(n)           Liens not otherwise permitted by the foregoing paragraphs (a) through (m) securing obligations or other liabilities (other than Indebtedness) of any Loan Party; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $25,000,000 at any time.

“Permitted Refinancing” means renewals, extensions, refinancings and refundings of any Permitted Indebtedness that (a) are in an aggregate principal amount not greater than the principal amount of such Permitted Indebtedness, and are on terms no less favorable to any Loan Party obligated thereunder and (b) have a weighted average maturity and final maturity (measured as of the date of such renewal, refinancing, extension or refunding) no shorter than that of such Permitted Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Purchase and Sale” has the meaning given to such term in the APA.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, managing member, management committee member or manager of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Secured Parties” means, collectively, the Lender and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the security agreement in substantially the form of Exhibit C executed and delivered pursuant to Section 4.01(a)(iv).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) or a majority of the economic interests are at the time beneficially owned by such Person.

“Subsidiary Guarantors” means Berkadia Commercial Mortgage Inc. and each other Subsidiary of the Borrower organized under the Laws of a jurisdiction in the United States from time to time.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Lender substantially in the form of Exhibit D, or such other form as may be agreed between the Borrower and the Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” means the United States of America.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement not specifically or completely defined herein shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

1.04 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENT AND LOANS

2.01 Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Lender’s

Commitment.  Within the limits of the Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

2.02 Loans and Loan Notices.

(a) Each Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 5:00 p.m. (i) on the Business Day prior to the requested date of such Loan.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly, but in any case prior to the funding of the Loan, by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower (which confirmation may be delivered by email or facsimile).  Each Loan shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Loan (which shall be a Business Day) and (ii) the principal amount of the Loan to be borrowed.

(b) Following receipt of a Loan Notice and upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Loan is the initial Loan, Section 4.01), the Lender shall make the principal amount of the Loan to be borrowed as specified in the applicable Loan Notice available to the Borrower by wire transfer of immediately available funds to the Funding Account.  No more than one (1) Loan shall be made to the Borrower on any Business Day.

(c) Following the occurrence and existence of a Default, no Loans may be requested without the prior consent of the Lender.

2.03 Prepayments.

(a) The Borrower may at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that any prepayment shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount then outstanding.  Any prepayment of Loans shall be accompanied by all accrued and unpaid interest on the amount prepaid.

(b) If for any reason the Outstanding Amount at any time exceeds the Commitment then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.04 Repayment of Loans.

(a) Following the occurrence and during the existence of an Event of Default, all amounts received by the Lender shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Lender under the Loan Documents, second, to the costs and expenses of protecting and preserving the Collateral, third, to all other outstanding financial Obligations due under this Agreement and the other Loan Documents (other than principal and interest on the Loans), fourth, to accrued and unpaid interest on the Loans, fifth, to the aggregate outstanding principal balance of the Loans and, after all outstanding amounts evidenced and secured by the Loan Documents have been paid in full and the Loan Parties have performed their obligations under the Loan Documents and the Commitment has terminated, the balance, if any, shall be delivered to the Borrower.

(b) The Borrower shall repay the Outstanding Amount to the Lender on the Maturity Date, plus all accrued and unpaid interest, and all other Obligations then outstanding.

2.05 Interest.

(a) Subject to the provisions of subsection (b) below, the Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate then in effect.  The Applicable Rate shall be set on the Effective Date and shall be reset on each Interest Payment Date thereafter.

(b) (i)  If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                (ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                (iii)While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                (iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on the Loans shall be due and payable in arrears on each Interest Payment Date, the Maturity Date and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Computation of Interest.

(a) All computations of interest hereunder shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.08, bear interest for one day.  Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07 Evidence of Debt.  The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Commitment and Loans in addition to such accounts or records.  The Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.08 Payments Generally; Lender’s Clawback.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified for payment herein.  All payments received by the Lender after 4:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.  The Borrower shall indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Lender evidence of such payment reasonably satisfactory to the Lender.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Effectiveness.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be an original properly executed by a Responsible Officer of the signing Loan Party (or an electronic copy of an executed original), and each in form and substance satisfactory to the Lender:

(i) executed counterparts of this Agreement, the Guaranty and the Subsidiary Guaranty;

(ii) upon the Lender’s request, a Note executed by the Borrower and dated as of the Effective Date in favor of the Lender;

(iii) a copy of the Bankruptcy Court Order;

(iv) the Security Agreement, duly executed by the Borrower and the Subsidiary Guarantor, together with:

(A)           proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Lender requests, covering the Collateral described in the Security Agreement,

(B)           evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Lender may deem necessary or desirable in order to perfect the Liens created thereby, and

(C)           evidence that all other action that the Lender may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(vii) a certificate signed by a Responsible Officer of the Borrower, dated as of the Effective Date, certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the formation of the Borrower as a Delaware limited liability company on August 26, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(viii) such other assurances, certificates, documents, consent or opinions as the Lender reasonably may require;

(b) pursuant to the terms of the APA, the Closing effecting the Purchase and Sale shall have occurred; and

(c) the Effective Date shall have occurred on or before January 31, 2010.

4.02 Conditions to All Loans.  The obligation of the Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan Notice (except where already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) No Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that the statements contained in this Article V are true and correct as of (1) the Effective Date and (2) the Closing:

5.01 Existence, Qualification and Power; Compliance with Laws.  The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on the Mortgage Business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where the conduct of the Mortgage Business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any material Contractual Obligation to which the Borrower is a party; or (c) violate any Law.  The Borrower is in compliance with all Contractual Obligations referred to in clause (b), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.05 Liens.  The property of the Borrower is subject to no Liens, other than Permitted Liens.

5.06 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.07 Collateral Documents.  The provisions of the Security Agreement are effective to create, in favor of the Lender, valid and perfected first priority Liens on all property described in the Security Agreement subject only to the Permitted Liens.

5.08 Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall:

6.01 Financial Statements.  To the extent that the Lender shall not have otherwise received any of the following items, deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a) within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2009), a consolidated balance sheet of the Borrower as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP; and

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2010), a consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP.

6.02 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and with adequate reserves; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and with adequate reserves; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.03 Preservation of Existence, Etc.

  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges, permits and licenses necessary or desirable in the normal conduct of its business.

6.04 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.05 Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower; and (b)

maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

6.06 Use of Proceeds.  Use the proceeds of the Loans for any one or more of the following:  (i) to fund the purchase of outstanding advances and loans from Capmark Finance Inc., Capmark Capital Inc. or Capmark Financial Group Inc., (ii) to fund the purchase of mortgage servicing rights and (iii) to fund ongoing working capital and other general corporate purposes of the Borrower.

6.07 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Subsidiary organized under the Laws of a jurisdiction in the United States by the Borrower, the Borrower shall (at its expense) promptly, but in any event within 10 Business Days after any such formation or acquisition:

(i) cause such Subsidiary to duly execute and deliver to the Lender a Subsidiary Guaranty or a joinder to a Subsididary Guaranty, as specified by and in form and substance reasonably satisfactory to the Lender, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) cause such Subsidiary to duly execute and deliver to the Lender deeds of trust, trust deeds, deeds to secure debt, mortgages and security and pledge agreements or joinders to the Security Agreement, as specified by and in form and substance reasonably satisfactory to the Lender, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all real and personal properties of such Subsidiary (other than real and personal property subject to Permitted Liens and Equity Interests in any Subsidiary organized outside of the United States), and

(iii) cause such Subsidiary to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) requested by the Lender to vest in the Lender valid and subsisting Liens on all real and personal properties of such Subsidiary (other than real and personal property subject to Permitted Liens and Equity Interests in any Subisidiary organized outside of the United States), enforceable against all third parties in accordance with their terms.

(b) Upon the formation or acquisition of any new direct Subsidiary organized outside of the United States by the Borrower, the Borrower shall (at its expense) promptly, but in any event within 10 Business Days after any such formation or acquisition, pledge sixty-five percent (65%) of such Subsidiary’s outstanding voting stock and stock equivalents owned by the Borrower and one hundred percent (100%) of such Subsidiary’s outstanding non-voting stock and stock equivalents owned by the Borrower for the benefit of the Secured Parties to secure the Obligations.

(c) Upon the acquisition of any real or personal property by the Borrower, the Borrower shall (at its expense) promptly, but in any event within 10 Business Days after any such acquisition:

(i) furnish to the Lender a description of the property so acquired in detail reasonably satisfactory to the Lender,

(ii) duly execute and deliver to the Lender deeds of trust, trust deeds, deeds to secure debt, mortgages and other security and pledge agreements, as specified by and in form and substance satisfactory to the Lender, securing payment of all the Obligations of the Borrower under the Loan Documents and constituting Liens on all such properties, and

(iii) take all action (including the the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) requested by the Lender to vest in the Lender (or in any representative of the Lender designated by it) valid and subsisting Liens on such property, enforceable against all third parties.

6.08 Further Assurances.  Promptly upon request by the Lender, (a) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, which defect or error the Lender in its reasonable judgment deems material, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VII.
NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not directly or indirectly:

7.01 Liens.  Except with the approval of the Lender, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02 Indebtedness.  Except with the approval of the Lender, create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

7.03 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.04 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except (a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (b) Dispositions of inventory or assets in the ordinary course of the Mortgage Business; provided, however, that any Disposition pursuant to clauses (a) and (b) shall be for fair market value.

7.05 Change in Nature of Business.  Except with the approval of the Lender, (a) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business or (b) engage in any material line of business other than the Mortgage Business or any business substantially related or incidental thereto.

7.06 Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.06, 6.07 or Article VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  The Borrower (i) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or hold-

ers of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, however, that it shall not constitute an Event of Default pursuant to this paragraph (e) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10,000,000 at any one time; or

(f) Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments.  There is entered against the Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Governmental Approvals.  Any Loan Party shall fail to obtain, renew, maintain or comply with any such governmental approvals as shall be necessary (i) for the execution, delivery or performance by such Loan Party of its obligations, or the exercise of its rights, under the Loan Documents, or (ii) for the grant of the Liens created under the Security Agreement or for the validity and enforceability or the perfection of or exercise by the Lender of its rights and remedies under the Security Agreement; or any such governmental approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 60 days.

8.02 Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) terminate the obligation of the Lender to make Loans;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso in Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (including charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations payable to the Lender;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans payable to the Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
MISCELLANEOUS

9.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, to:

Berkadia Commercial Mortgage LLC
118 Welsh Road
Horsham, Pennsylvania 19044
Attention: Joseph Funk
Electronic mail address: joseph.funk@berkadia.com
Telephone number: (215) 328-3200
Telecopier number: (215) 328-3478

With a copy to:

Thomas Miraglia at address listed above

With a copy to (but which shall not constitute notice):

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010
Attention: Joseph A Orlando
Electronic mail address: jorlando@leucadia-nyc.com
Telephone number: (212) 460-1900
Telecopier number: (212) 598-3245; and

(ii) if to the Lender, to:

BH Finance LLC
3555 Farnam Street
Omaha, Nebraska 68131
Attention: Kerby Ham
Electronic mail address: ksham@brka.com
Telephone number: (402) 978-5430
Telecopier number: (402) 346-3375

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective when received, except if received after normal business hours of the recipient, in which case such notice shall be deemed received upon the opening of business the following day.  Any party hereunder may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other party.

(b) Electronic Communications.  Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail) unless a party hereunder notifies the other party to the contrary.

9.03 No Waiver; Cumulative Remedies.  No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or to the extent related to any such Indemnitee solely in its capacity as a direct or indirect shareholder of the Borrower and without relation to the matters specified in clauses (i) and (ii) above; provided, further, that the Borrower shall not be required to indemnify any Indemnitee for the costs and expenses of more than one legal counsel to all the Indemnitees in any one jurisdiction, except where an actual conflict of interest between Indemnitees exists.

(c) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival.  The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff pursuant to Section 9.07 below, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except in accordance with the provisions of subsection (b) of this Section.

(b) Assignments by Lender.  The Lender may at any time assign to (a) an Affiliate of the Lender or (b) any other Person approved by, unless an Event of Default has occurred and is continuing at such time, the Borrower (such approval not to be unreasonably withheld or delayed), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).  From and after the effective date of each assignment and assumption, such assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.

9.07 Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding in any event any accounts containing trust or escrow deposits) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.

9.08 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder, in each case, provided that the Loan Parties are not thereby required to make any greater payments hereunder than would be required prior to any such action.

9.09 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.11 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS.

THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.13 Waiver of Jury Trial.  THE BORROWER AND EACH OTHER LOAN PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BERKADIA COMMERCIAL MORTGAGE LLC

By:
Name:
Title:

BH FINANCE LLC

By:
Name:
Title:

EXHIBIT A

LOAN NOTICE

Date:  ______________

To:           Kerby Ham

This notice is delivered pursuant to that certain Credit Agreement, dated as of December 10, 2009 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), among Berkadia Commercial Mortgage LLC, a Delaware limited liability company and BH Finance LLC, a Nebraska limited liability company.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

The undersigned hereby requests a Loan:

1.           On _____________ (a Business Day).

2.           In the amount of                                    dollars ($                              )

Note: Pursuant to Section 2.02(a) of the Credit Agreement, each Loan shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

The Loan requested herein complies with Section 4.02 of the Credit Agreement.

Berkadia Commercial Mortgage LLC

By:
Name:
Title: